SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: February 27, 2006

ENTERTAINMENT CAPITAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-29325	87-0643633
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer ID Number)

43180 Business Park Drive, Suite 202, Temecula, California 92590
(Address of principal executive offices)

Registrant's telephone number, including area code: 951-587-9100

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer

Appointment of Jay M. Maldonado as Secretary

On February 27, 2006, the Board of Directors of Entertainment Capital Corporation appointed Jay M. Maldonado as its Secretary.

Biographical Information Regarding Jay M. Maldonado

Mr. Maldonado is a seasoned producer and executive with more than 30 years of experience in the entertainment industry.  He co-founded Lightforce Films, LLC, in 1997, which produced music videos and commercials, and supervised the development and acquisition of film properties.  As an executive producer he has supervised the production and distribution of original online content, streaming rich media, animation, CGI, and live action.

His business development clients include MGM/UA, Gold Circle Entertainment, RCA/BMG, Red Bullet International, Lennox Entertainment, Miramax, American Benefit Mortgage, Irvine Ventures Audioramp, Inc., and Apocalypse Records.  Additionally, his production experience includes five years on the broadcast staff at WPIX TV Channel 11, New York, and the United Nations Television Broadcasting Studios.

Mr. Maldonado is a founding board member of the Producers Guild of America’s New Media Council and chairs its finance committee.  He spearheaded the Guild’s alliance with Intel Corporation.

For ten years he headed Malla Entertainment, a talent management company representing film directors, screenwriters, recording artists and new media producers.  Throughout his business career he has been associated with some of the top executives in the entertainment industry including Clive Davis, CEO, Arista Records; Roy Lott, Deputy Director of Capitol-Virgin-EMI records; Frank La Rocca, A&R Sony-Epic records; Guy Richard and John Marx, William Morris Agency; Robb Light, Creative Artists Agency; and Starfleet Academy-Interplay-Paramount producer Martin Denning.

Mr. Maldonado overseas business development, with investors and filmmakers, and serves on the corporate advisory board of FilmMates , LLC.

Compensation agreement with Jay M. Maldonado

Mr. Maldonado will receive monthly compensation of $1,000 per month.  The Company has not entered into an employment agreement with Mr. Maldonado.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT CAPITAL CORPORATION

March 2, 2006 Date	/s/ John M. Bailey John M. Bailey Chief Executive Officer and Chief Financial Officer